Exhibit (H)(7)

SERVICES AGREEMENT

This SERVICES AGREEMENT (this "Agreement") is made as of this ____ day of ________, 2007 ("Effective Date") by and between B.C. Ziegler and Company ("BCZ" or "Distributor"), a Wisconsin Corporation, and SEI Investments Distribution Co., a Pennsylvania corporation ("SIDCO").

WHEREAS, BCZ serves as the Distributor to Ziegler Exchange Traded Trust (the "Trust"), an investment company organized as a Delaware statutory trust;

WHEREAS, NYSE Arca Tech 100 ETF ("ETF"), an exchange-traded fund, is currently the only existing portfolio of the Trust;

WHEREAS, the Distributor and SIDCO desire to enter into this Agreement pursuant to which SIDCO will perform certain services for the Distributor with respect to shares of beneficial interest ("Shares") of the ETF; and

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending the parties agree as follows:

1. Services provided by SIDCO.

SIDCO will provide trade order processing in accordance with its then current trade order processing policies and procedures (the "Services"), a current copy of which will be provided to the Distributor upon request; provided, however, that such trade order processing shall be provided only to the ETF portfolio of the Trust. In the event that the Distributor desires to implement any changes related to the Services set forth herein (including, without limitation, changes to the order cut-off times), the Distributor shall provide written notice of such requested changes to SIDCO within a reasonable period of time prior to the proposed effectiveness of such change to enable SIDCO to evaluate the impact that such change will have on SIDCO's operating procedures, if any. In the event that the proposed changes require modification of SIDCO's operating procedures, SIDCO shall promptly notify the Distributor with respect to the feasibility of such modifications and, if such modifications are possible, of any corresponding changes to the Services or fees set forth in this Agreement.

2. Responsibilities of the Distributor.

In furtherance of the Services to be provided by SIDCO under this Agreement, the Distributor shall:

2.1
provide SIDCO with copies of, or access to, any documents that SIDCO may reasonably request and notify SIDCO as soon as possible of any matter materially affecting SIDCO's performance of the Services under this Agreement;

2.2	facilitate SIDCO's receipt of a current and complete Authorized Trader Form and a AP Authorization Form, each substantially in the form attached hereto as Exhibit A;

2.3	cause the index receipt agent, transfer agent and/or Depository Trust Company to provide SIDCO with all necessary information so that SIDCO may perform its obligations under the Agreement;

2.4
support or cause the Trust's index receipt agent and/or transfer agent to support the servicing of the shareholders; in connection therewith the index receipt agent, transfer agent or the Distributor will provide an adequate number of persons during normal business hours to respond to telephone inquiries concerning the Trust and/or the Shares;

2.5
select and identify persons who are authorized by the Distributor, consistent with applicable law and the applicable prospectus, to create and redeem Shares (referred to herein as, an "Authorized Participant") and provide written notice to SIDCO in the event of a change in the status of any Authorized Participant;

2.6
report to SIDCO any and all actions or inactions by any Authorized Participant that (i) fail to comply with the terms of any Authorized Participant Agreement (defined below), (ii) violate any applicable laws of any governmental authorities, including the NASD's Conduct Rules, or (iii) violate any other agreements or procedures with which such Authorized Participant is required to comply;

2.7
administer on behalf of the Trust the Trust's creditworthiness standards for Authorized Participants, which SIDCO can assume have been satisfied before the placement of an order by an Authorized Participant and upon which SIDCO can rely without inquiry;

2.8
be responsible for the costs of printing and mailing prospectuses to the Archipelago Exchange (and any other national stock exchange on which the Shares may be listed), an Authorized Participant or any agent of an Authorized Participant for the purposes of providing prospectuses to prospective Authorized Participants or purchasers of exchange traded Shares in the secondary market.

2.9
use best efforts to ensure that SIDCO is named as a third party beneficiary to the authorized participant agreements ("Authorized Participant Agreements") between the Trust and each Authorized Participant;

2.10
verify the identify of each Authorized Participant and maintain identification verification and transactional records in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities; and

2.11
notify SIDCO promptly in writing in the event that the Authorized Participant Agreements, the applicable prospectus or the terms of the Authorized Participant Agreements are modified in a manner that materially impacts the Services provided by SIDCO pursuant to this Agreement.

3. Compensation; Reimbursement of Expenses.

3.1
Distributor shall pay to SIDCO for its Services described in this Agreement the fees set forth in Exhibit B attached hereto, such fees to be paid monthly in arrears by the third day of each calendar month with the first payment to be delivered the month following the first sale of Shares of the Trust after effectiveness of this Agreement in a prorated amount.

3.2
The fees paid to SIDCO for the Services are exclusive of out-of-pocket costs. Distributor agrees to reimburse SIDCO for its reasonable out-of-pocket expenses incurred in providing the Services hereunder including, but not limited to, customized computer programming and development costs specifically related to the services SIDCO provides to the Distributor hereunder.

4. Term and Termination.

4.1
The term of this Agreement shall commence as of the Effective Date and continue in full force and effect, unless earlier terminated by either party in accordance with the terms set forth in this Section 4, for one year (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive periods of one year (each, a "Renewal Term").

4.2
The Agreement may be terminated by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 30 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date.

4.3	SIDCO may terminate this Agreement at any time, with or without cause, upon ninety days prior notice.

4.4	The provisions of Sections 5, 6, 7 and 8 shall survive termination of this Agreement and continue in full force and effect.

5.Indemnification.

5.1
The Distributor hereby agrees to indemnify and hold harmless SIDCO, its subsidiaries, affiliates, officers, directors, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an "SIDCO Indemnified Party") from and against any loss, liability, cost or expense incurred by such SIDCO Indemnified Party as a result of (i) any breach of any representation, warranty, covenant or undertaking made by the Distributor in this Agreement, (ii) a failure of the Distributor to perform any obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (iii) any failure by the Distributor to comply with applicable laws, including any failure to comply with the terms of any exemptive relief with respect to the Trust, (iv) an action or omission of the Distributor involving bad faith, gross negligence or fraud by the Distributor, (v) the operation of a customer contact center or similar call center by the Distributor or one of its affiliates or agents, (vi) an Authorized Participant's failure to initially or subsequently fulfill the Trust's creditworthiness standards, (vii) the failure to apply or the inaccurate application of the Trust's creditworthiness standards; (viii) SIDCO's reliance on information contained in an Authorized Trader Form; or (ix) any claim by an Authorized Participant related to SIDCO's services; provided, however, that nothing in this Section 5.1 shall protect a SIDCO Indemnified Party against any liability that the SIDCO Indemnified Party would otherwise be subject to by reason of bad faith, gross negligence or fraud in the performance of its duties hereunder.

5.2
SIDCO shall indemnify and hold harmless the Distributor, its subsidiaries, affiliates, officers, directors, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an "Distributor Indemnified Party") from and against any loss, liability, cost or expense incurred by such Distributor Indemnified Party as a result of (i) any breach of any representation, warranty, covenant or undertaking made by SIDCO in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (ii) any failure by SIDCO to perform the Services, (iii) any failure by SIDCO to comply with any applicable laws, including but not limited to the NASD Conduct Rules, or (iv) an action or omission of SIDCO involving bad faith, gross negligence or fraud by SIDCO; provided, however, that nothing in this Section 5.2 shall protect an Distributor Indemnified Party against any liability that the Distributor Indemnified Party would otherwise be subject to by reason of bad faith, gross negligence or fraud in the performance of its duties hereunder.

5.3
In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an SIDCO Indemnified Party or an Distributor Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

5.4
Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

6. Limitation of Liability.

SIDCO shall not be liable to the Distributor or any of its affiliates for any damages arising out of (i) activities or statements of sales or wholesaler personnel who are employed and supervised by the Distributor or its affiliates, (ii) any act or omission of the Trust's transfer agent or index receipt agent, (iii) any act or omission hereunder unless such act or omission is the result of SIDCO's bad faith, gross negligence or fraud in the performance of its duties hereunder, (iv) any misstatement or omission in the Trust's registration statement, prospectus, shareholder report or other information filed or made public by the Trust or the Distributor (as amended from time to time), provided that such misstatement or omission was not made in reliance upon, and in conformity with, information furnished to the Distributor by SIDCO, (v) the operation of a customer contact center or similar call center by the Distributor or one of its affiliates or agents, (vi) mistakes or errors in data provided to SIDCO by, or interruptions or delays or communications with, any other service providers to the Trust, or (vii) actions taken pursuant to any instruction (whether written or verbal) which it reasonably believes to be genuine and to have been signed or given by the proper person or persons. Except with respect to SIDCO's breach of its confidentiality obligations under this Agreement or fraud when providing the Services, SIDCO's total liability to the Distributor for damages will not exceed the greater of (i) the amount of the monthly fees payable pursuant to this Agreement for the one month period immediately preceding the date of the first claim under this Agreement and (ii) $15,000. In no event shall SIDCO or the Distributor, their subsidiaries, affiliates or any of directors, officers, employees or agents be liable for lost profits or consequential damages under this Agreement.

7. Confidentiality.

During the term of this Agreement, SIDCO and the Distributor may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to one of the parties which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

8. Record Retention and Confidentiality.

SIDCO shall keep and maintain on behalf of the Distributor all books and records which SIDCO is, or may be, required to keep and maintain in connection with the Services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. SIDCO further agrees that all such books and records shall be the property of the Distributor and to make such books and records available for inspection by or upon the request of the Distributor or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

9. Right of Ownership.

All computer programs and procedures developed by SIDCO (or at SIDCO's expense) to perform the Services to be provided by SIDCO under this Agreement are the property of SIDCO unless otherwise mutually agreed by the parties.

10. Return of Records.

SIDCO shall promptly upon the demand of the Distributor, turn over to the Distributor files, records and documents created and maintained by SIDCO pursuant to this Agreement which are no longer needed by SIDCO in the performance of its Services or for its legal protection. If not so turned over to Distributor, such documents and records will be retained by SIDCO for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Distributor unless the Distributor authorizes in writing the destruction of such records and documents.

11. Representations of Distributor.

Distributor represents, warrants and covenants that:

11.1
this Agreement has been duly authorized by Distributor and, when executed and delivered by Distributor, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11.2
it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations, including without limitation, the terms of any exemptive relief with respect to the Trust.

11.3
it will use best efforts to ensure that the language set forth in Section __ of the attached form of Authorized Participant Agreement is included in each Authorized Participant Agreement that Distributor enters into with an Authorized Participant.

12. Representations of SIDCO.

SIDCO represents, warrants and covenants that:

12.1
this Agreement has been duly authorized by SIDCO and, when executed and delivered by SIDCO, will constitute a legal, valid and binding obligation of SIDCO, enforceable against SIDCO in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12.2
 it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. SIDCO agrees to comply with all applicable federal and state laws, rules and regulations as applicable to it. SIDCO agrees to notify the Distributor immediately in the event of its expulsion or suspension by the NASD. Expulsion of SIDCO by the NASD will automatically terminate this Agreement immediately without notice. Suspension of SIDCO by the NASD will terminate this Agreement effective immediately upon written notice of termination to SIDCO from the Distributor.

13. Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to Distributor at the following address: 250 E Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Ziegler Exchange Traded Trust; and to SIDCO at the following address: One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention: General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

14. Force Majeure.

In the event a party is hereto unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

15. Headings.

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

16. Sole Benefit.

This Agreement is for the sole benefit of the Distributor and SIDCO and will not be deemed to be for the direct or indirect benefit of the clients or customers of Distributor or SIDCO. The clients or customers of Distributor and SIDCO will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with SIDCO by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of such party's clients or customers against the other party in accordance with and to the extent provided in Section 5 of this Agreement.

17. Assignment.

The Distributor may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of its obligations hereunder, without the prior written consent of SIDCO, which consent shall not be unreasonably withheld or delayed. SIDCO may assign, delegate or transfer, by operation of law or otherwise, all of its rights under this Agreement to an affiliate of SIDCO or to any person or entity who purchases all or substantially all of the business or assets of SIDCO to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

18. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

19. Services Not Exclusive.

The Distributor hereby acknowledges that the services provided hereunder by SIDCO are not exclusive. Nothing herein shall be deemed to limit or restrict SIDCO's right, or the right of any of SIDCO's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide services to any other investment company, including any investment company which may directly compete with or be similar to the Trust.

20. Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

21. Counterparts.

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

B. C. ZIEGLER AND COMPANY By: /s/ Brian K. Andrew Name: Brian K. Andrew Title: Senior Managing Director	SEI INVESTMENTS DISTRIBUTION CO. By: /s/ Tom Rodman Name: Tom Rodman Title:

EXHIBIT A

AUTHORIZED TRADER FORM

The following are the names, titles and signatures of all persons (each an "Authorized Person") authorized to give instructions relating to any trade order processing activity contemplated by this Agreement or any other notice, request or instruction on behalf of an Authorized Participant.

Name:
Title:
Signature: ______________________________

Name:
Title:
Signature: ______________________________

Name:
Title:
Signature: ______________________________

Name:
Title:
Signature: ______________________________

Name:
Title:
Signature: ______________________________

Name:
Title:
Signature: ______________________________

The undersigned, __________, being the ___________ of __________________., does hereby certify that the persons listed above have been duly elected or appointed to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand.

Date: ____________________
By: __________________________
Name:
Title:

EXHIBIT B

FEES

Recurring Fee:

Pursuant to Section 3, the Distributor shall pay SIDCO a fee monthly for it's services described in this Agreement at an annual rate set forth below calculated based upon the aggregate average daily net assets of the ETF and any portfolio added to this Agreement after the Effective Date plus a transaction based fee as outlined below:

Asset based fee:
.08% on assets up to $150,000,000
.04% on assets over $250,000,000

Transaction based fees:
$20 for each creation or redemption process performed by SIDCO.

The asset based fee schedule is subject to a minimum annual fee of $75,000. The minimum annual fee shall be increased by $25,000 for any additional portfolio added to this Agreement after the Effective Date.

One-time Fee:

Upon execution of this Agreement, the Distributor shall pay to SIDCO a one-time set up fee in the amount of $10,000.